Exhibit 99.1

Interpace Biosciences Announces Record Third Quarter 2024 Financial and Business Results

●	Q3 Revenue of $12.3 million; a $3.2M and 35% increase year-over-year
●	Q3 Test volume up 26% year over year to record levels
●	Q3 Cash collections of $11.3M; a $1.4M and 15% increase year-over-year
●	Q3 Volume, Revenue, and Profitability at all-time record levels

PARSIPPANY, NJ, Nov 4, 2024 (GLOBE NEWSWIRE) — Interpace Biosciences, Inc. (“Interpace” or the “Company”) (OTCQX: IDXG) today announced financial results for the third quarter ended September 30, 2024 and provided a business and financial update.

Third quarter Net Revenue was $12.3 million. Operating costs per test for the third quarter were approximately 11% lower than the same period of 2023. Income from continuing operations in the third quarter of 2024 was $1.4 million, a $1.9M improvement from the prior year quarter. “The Company achieved record test volume, revenue, and cash collections, while reducing operating costs per test, in the third quarter of 2024. Test volume, test revenue, and cash collections increased over the prior year quarter, driven by increased volume and collection initiatives,” said Chris McCarthy, Chief Financial Officer. “The cash position of the Company allowed for additional investments in our salesforce, while simultaneously improving income from continuing operations. This also supported additional principal payments on our debt agreement, continuing to improve the Company’s balance sheet.” McCarthy added.

“Q3 2024 represented record revenue and testing volume for the Company, resulting in the achievement of continued profitability and positive cash flow,” stated Tom Burnell, President and CEO. “The Company’s proprietary molecular diagnostics tests (ThyGeNEXT® + ThyraMIR®v2 and PancraGEN®) continued to grow by double-digits in Q3 2024 over Q3 2023 and is further evidence of the importance of molecular diagnostics for the risk stratification of thyroid and pancreatic cancer. Q3 2024 marked the eighteenth consecutive quarter of year-over-year volume growth for the Company. With several quarters of growth, and the recently announced change to the Company’s capital structure, Interpace believes it is now well positioned for substantial continued growth through additional product commercialization and/or M&A activity” added Burnell. He said, “the Company is in the process of interviewing equity research partners as well as investment bankers to assist in raising additional capital to help the company achieve its growth strategy as well as become a Nasdaq-listed company.”

Third Quarter and 2024 Financial Performance

For the Third Quarter of 2024 as Compared to the Third Quarter of 2023

●	Net Revenue was $12.3 million, an increase of 35% from $9.1 million for the prior year quarter

●	Gross Profit percentage was approximately 61%, an increase of 11% from 55% for the prior year quarter

●	Operating income was $1.9 million vs an operating loss of ($0.02) million in the prior year quarter

●	Income from continuing operations was $1.4 million vs a loss from continuing operations of ($0.5) million in the prior year quarter

●	Adjusted EBITDA was $2.1 million vs $0.4 million in the prior year quarter

●	Q3 2024 cash collections totaled $11.3 million, an increase of 15% from $9.8 million for the prior year quarter

●	September 30, 2024 cash balance was $2.1 million vs September 30, 2023 cash balance of $5.0 million, driven by $6.6 million additional debt paydown

About Interpace Biosciences

Interpace Biosciences is an emerging leader in enabling personalized medicine, offering specialized services along the therapeutic value chain from early diagnosis and prognostic planning to targeted therapeutic applications.

Interpace provides clinically useful molecular diagnostic tests and bioinformatics and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for improved patient diagnosis and management. Interpace has five commercialized molecular tests and one test in a clinical evaluation program (CEP): PancraGEN® for the diagnosis and prognosis of pancreatic cancer from pancreatic cysts; PanDNA®, a “molecular only” version of PancraGEN that provides physicians a snapshot of a limited number of factors; ThyGeNEXT® for the diagnosis of thyroid cancer from thyroid nodules utilizing a next-generation sequencing assay; ThyraMIR®v2, used in combination with ThyGeNEXT®, for the diagnosis of thyroid cancer utilizing a proprietary microRNA pairwise expression profiler along with algorithmic classification; and RespriDX®, that differentiates lung cancer of primary versus metastatic origin. In addition, BarreGEN®, a molecular-based assay that helps resolve the risk of progression of Barrett’s Esophagus to esophageal cancer, is currently in a CEP, whereby we gather information from physicians using BarreGEN to assist us in gathering clinical evidence relative to the safety and performance of the test and also providing data that will potentially support payer reimbursement.

For more information, please visit Interpace Biosciences’ website at www.interpace.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to the Company’s future financial and operating performance. The Company has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by any forward-looking statements, including, but not limited to, the reimbursement of the Company’s tests being subject to review by CMS, the Company’s ability to continue to perform, bill and receive reimbursement for our PancraGEN® molecular test under the existing local coverage determination (“LCD”), given that such LCD is currently under review by Novitas Solutions, Inc., the Company’s Medicare administrative contractor, the possibility that the Company’s estimates of future revenue, cash flows and adjusted EBITDA may prove to be materially inaccurate, the Company’s prior history of operating losses, the Company’s ability to adequately finance its business and seek alternative sources of financing, the Company’s ability to repay borrowings with BroadOak, the Company’s dependence on sales and reimbursements , the Company’s ability to retain or secure reimbursement including its reliance on third parties to process and transmit claims to payers and the adverse impact of any delay, data loss, or other disruption in processing or transmitting such claims, the Company’s revenue recognition being based in part on estimates for future collections which estimates may prove to be incorrect, and the Company’s ability to uplist its common stock onto Nasdaq.

Additionally, all forward-looking statements are subject to the “Risk Factors” detailed from time to time in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as amended, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts:

Investor Relations

Interpace Biosciences, Inc.

(855)-776-6419

Info@Interpace.com

INTERPACE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Revenue, net	$12,295	$9,078	$34,610	$29,931
Cost of revenue	4,789	4,124	13,602	12,163
Gross Profit	7,506	4,954	21,008	17,768

Sales and marketing	2,864	2,498	8,571	7,444
Research and development	199	149	483	484
General and administrative	2,538	2,124	6,918	7,515
Acquisition amortization expense	-	199	-	834
Total operating expenses	5,601	4,970	15,972	16,277

Operating income (loss)	1,905	(16)	5,036	1,491
Interest accretion expense	(4)	(26)	(34)	(92)
Note payable interest	(141)	(230)	(514)	(682)
Other expense, net	(394)	(252)	(406)	(408)
Income (loss) from continuing operations before tax	1,366	(524)	4,082	309
Provision for income taxes	4	4	12	12
Income (loss) from continuing operations	1,362	(528)	4,070	297

Loss from discontinued operations, net of tax	(82)	(86)	(260)	(385)

Net income (loss)	$1,280	$(614)	$3,810	$(88)

Basic income (loss) per share of common stock:
From continuing operations	$0.31	$(0.12)	$0.93	$0.07
From discontinued operations	(0.02)	(0.02)	(0.06)	(0.09)
Net income (loss) per basic share of common stock	$0.29	$(0.14)	$0.87	$(0.02)

Diluted income (loss) per share of common stock:
From continuing operations	$0.31	$(0.12)	$0.92	$0.07
From discontinued operations	(0.02)	(0.02)	(0.06)	(0.09)
Net income (loss) per diluted share of common stock	$0.29	$(0.14)	$0.87	$(0.02)

Weighted average number of common shares and common share equivalents outstanding:
Basic	4,393	4,319	4,380	4,313
Diluted	4,423	4,319	4,404	4,355

Selected Balance Sheet Data (Unaudited)
($ in thousands)

	September 30,	December 31,
	2024	2023
Cash and cash equivalents	$2,113	$3,498

Total current assets	11,110	10,322
Total current liabilities	18,769	17,474

Total assets	14,039	13,021
Total liabilities	25,185	28,157
Total stockholders’ deficit	(57,682)	(61,672)

Selected Cash Flow Data (Unaudited)
($ in thousands)

	For the Nine Months Ended
	September 30,
	2024	2023
Net income (loss)	$3,810	$(88)

Net cash provided by operating activities	$3,462	$2,649
Net cash (used in) provided by investing activities	(747)	55
Net cash used in financing activities	(4,100)	(2,500)
Change in cash and cash equivalents	(1,385)	204
Cash and cash equivalents – beginning	3,498	4,828
Cash and cash equivalents – ending	$2,113	$5,032

Reconciliation of Adjusted EBITDA (Unaudited)

($ in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Income (loss) from continuing operations (GAAP Basis)	$1,362	$(528)	$4,070	$297
Depreciation and amortization	85	241	205	954
Stock-based compensation	86	152	218	501
Taxes expense	4	4	12	12
Interest accretion expense	4	26	34	92
Note payable interest	141	230	514	682
Interest income	(10)	(21)	(40)	(34)
Change in fair value of note payable	404	259	445	400
Adjusted EBITDA	$2,076	$363	$5,458	$2,904

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, we have provided certain non-GAAP financial measures to help evaluate the results of our performance. We believe that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing our ongoing business and operating performance. We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view our financial results in the way that management views financial results.

In this document, we discuss Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as income or loss from continuing operations, plus depreciation and amortization, non-cash stock based compensation and ESPP plans, interest and taxes, and other non-cash expenses including change in fair values of notes payable and contingent consideration. The table above includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.